Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated January 28, 2021 with respect to the audited financial statements of HNR Acquisition Corp (the Company) as of December 31, 2020 and the statements of operations, changes in stockholders’ equity and cash flow for the period from December 9, 2020 (inception) through December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 29, 2021